Exhibit 99.1

Inspire Medical Systems, Inc. Announces Appointment of Seasoned Medical Device Executive Myriam J. Curet, M.D. to its Board of Directors

Company adds further expertise in medical device industry R&D, regulatory affairs and commercialization

MINNEAPOLIS, MN – December 28, 2023 – Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea (OSA), today announced the appointment of Myriam J. Curet, M.D., as an independent Director to its Board, effective December 21, 2023.

“We are excited to add Dr. Curet, a practicing, board-certified minimally invasive general surgeon with extensive business and executive leadership experience in the medical device industry to our Board of Directors,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “Dr. Curet brings significant experience in developing and commercializing scalable solutions for minimally invasive surgery and we look forward to her guidance, expertise and contributions to our board as we advance Inspire therapy to treat the many patients affected by OSA.”

Dr. Curet currently serves as Executive Vice President and Chief Medical Officer at Intuitive Surgical, a large medical device manufacturer that develops, manufactures, and markets products that enable physicians and healthcare providers to enhance the quality of and access to minimally invasive care in the United States and internationally. Dr. Curet is also Professor of Surgery at Stanford University and previously held a faculty role at the University of New Mexico.

Dr. Curet received her Doctor of Medicine degree from Harvard Medical School, completed her residency in general at the University of Chicago and completed her fellowship in surgical endoscopy at the University of New Mexico.

In addition to Inspire, Dr. Curet serves on the boards of Stereotaxis, a global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, and Nektar Therapeutics, a research-based, development-stage biopharmaceutical company whose mission is to discover and develop innovative medicines to address the unmet medical needs of patients.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the factors identified under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Investor and Media Contact

Ezgi Yagci

Vice President, Investor Relations

ezgiyagci@inspiresleep.com

617-549-2443